Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

KAMAN CORP. ANNOUNCES JPF SHIPPING DELAY WILL IMPACT
SECOND QUARTER AND FULL YEAR 2010 RESULTS
Updates Full Year 2010 Outlook

BLOOMFIELD, Connecticut (June 17, 2010) – (NASDAQ-GS:KAMN) Kaman Corporation announced today that it expects revenue to be between  $310 million and $320 million and diluted earnings per share to be between $0.15 and $0.20 for the quarter ending July 2, 2010.

The company’s second quarter performance will be impacted by its voluntary halt of Joint Programmable Fuze (JPF) production due to a supplied component failure that occurred during acceptance testing at the end of last month. This production interruption will delay planned JPF shipments and is anticipated to impact second quarter projected sales by approximately $25 million.

Neal J. Keating, Chairman, President and CEO of Kaman stated, “The technical failure was caused by the same component with which we have experienced other issues in the last six months, although each failure has been in a different mode.  We are working closely with our customer, the Air Force, and our supplier to determine the root cause of this failure and we are committed to continue making additional improvements to further increase reliability.

At this time, while we still have the capacity to meet our full year production targets, and we will strive to meet these goals, our ability to do so will depend on how quickly we can resume production. Our efforts are fully focused on resolving this issue and returning to improved production levels as soon as possible.”

Outlook

During the second quarter, the Company’s other Aerospace programs are performing generally in line with management’s expectations.  As previously disclosed, sales of aerospace bearing product lines are expected to be lower on a year-over-year basis but higher sequentially in the second quarter.  The Company has seen some strengthening of orders in these product lines, which will help lead to an improvement in aerospace bearing sales in the second half of the year, albeit not as strong an improvement as previously anticipated.  Accordingly, the Company is lowering its full year sales outlook for aerospace bearing product lines, and given the shipping delays and recent production stoppages, is reducing its full year sales outlook for JPF fuzes.

In the Industrial Distribution segment, the Company has been experiencing strong sales trends with organic sales in April and May up considerably compared to the same periods in the prior year.  Sales from acquisitions thus far are also exceeding expectations.

Given the reduced expectations for second quarter performance resulting from the JPF shipment delays and management’s expectations for the remainder of the year, the Company is updating its outlook for the full year 2010:

•	Aerospace segment sales of $465 million to $475 million
•	Aerospace operating margins of 14.5% to 15.0%
•	Industrial Distribution organic sales growth of 10% to 13% yielding sales in a range of $800 million to $815 million when combined with previously announced acquisitions
•	Industrial Distribution segment operating margins of 3.0% to 3.3%
•	Interest expense of approximately $10.7 million
•	Quarterly corporate expenses on average of $9.0 million to $10.0 million

Aerospace expectations do not include potential opportunities related to either the sale of SH-2G(I) inventory or deployment of the unmanned K-MAX aircraft.

About Kaman Corporation

Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace and industrial distribution markets.  The company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; safe and arm solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; and support for the company’s SH-2G Super Seasprite maritime helicopters and K-MAX medium-to-heavy lift helicopters.  The company is also a leading distributor of industrial parts, and operates more than 200 customer service centers and five distribution centers across North America.  Kaman offers more than 3.5 million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry.  Additionally, Kaman provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management.

Forward-Looking Statements
Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from current expectations as they are subject to significant risks and uncertainties, including the future operating and financial performance of the company.  Although the company believes the expectations reflected in its forward-looking statements are reasonable, we can give no assurance that such expectations or any of these forward-looking statements will prove to be correct.  Important risk factors that can cause actual results to differ materially from those reflected in the company’s forward-looking statements are included in our Form 10-Q filed on May 6, 2010 with the Securities and Exchange Commission.  We have no obligation, and undertake no duty to, update forward looking statements.

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Contact:
Eric Remington
VP, Investor Relations
(860) 243-6334
eric.remington@kaman.com